EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/7/25 to 2/24/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/6/2025	Sell	10,853	17.87
2/7/2025	Sell	15,696	17.82
2/10/2025	Sell	11,249	17.80
2/11/2025	Sell	6,350	17.83
2/12/2025	Sell	20,350	17.81
2/13/2025	Sell	29,642	17.96
2/14/2025	Sell	44,496	18.12
2/18/2025	Sell	37,228	18.19
2/19/2025	Sell	45,546	18.17
2/20/2025	Sell	30,239	18.16
2/21/2025	Sell	31,963	18.05
2/24/2025	Sell	7,228	17.99